EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD HOSPITALITY PRIME ANNOUNCES TAX REPORTING INFORMATION FOR 2016 COMMON AND PREFERRED SHARE DISTRIBUTIONS
DALLAS, January 27, 2017 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) today announced the tax reporting (Federal Form 1099-DIV) information for the 2016 distributions on its common shares and its Series B preferred shares.

The income tax treatment for 2016 for Ashford Hospitality Prime, Inc. Common Stock CUSIP #044102101 traded on the NYSE under ticker symbol “AHP” is as follows:

Distribution Type
	Distributions Per Share	Ordinary Taxable Dividend	Total Capital Gain Distribution	Return of Capital
Total Cash Per Share	$0.4600	$0	$0.4600	$0
Total Distributions	$0.4600	$0	$0.4600	$0
Percent	100%	0%	100%	0%

The income tax treatment for the 2016 distributions for Ashford Hospitality Prime, Inc. Series B Preferred Stock CUSIP #044102408 is as follows:

Distribution Type
	Distributions Per Share	Ordinary Taxable Dividend	Total Capital Gain Distribution	Return of Capital
Total Cash Per Share	$1.3750	$0	$1.3750	$0
Total Distributions	$1.3750	$0	$1.3750	$0
Percent	100%	0%	100%	0%

The common and preferred distributions that the company paid on January 15, 2016 to shareholders of record as of December 31, 2015 were reportable in 2015. The common and preferred distributions that the company paid on January 17, 2017 to shareholders of record as of December 31, 2016 are reportable in 2016.

The Company encourages shareholders to consult with their own tax advisors with respect to the federal, state and local, and foreign income tax effects of these dividends.
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.
Ashford has created an Ashford App for the hospitality REIT investor community.  The Ashford App is available for free download at Apple's App Store and the Google Play Store by searching "Ashford."
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation:  general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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